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                                                                     EXHIBIT 3.1

                         CERTIFICATE OF INCORPORATION

                                      OF

                           MELVILLE BIOLOGICS, INC.

    The undersigned, for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware (the "DGCL"), certifies:

    FIRST:    The name of the Corporation is MELVILLE BIOLOGICS, INC.

    SECOND:   The address of the Corporation's registered office in the State of
Delaware is the Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

    THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

    FOURTH:   The total number of shares of stock which the Corporation shall have the authority to issue is one thousand (1,000) shares, of which five hundred (500) shares shall be shares of common stock, without par value (the "Common Stock"), and five hundred (500) shares shall be shares of preferred
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stock, without par value (the "Preferred Stock"). The designations, voting
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powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the above classes of stock are as follows:

    (A)   COMMON STOCK

          Except as provided in this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by the holder of
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record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.

            Subject to the provisions of this Article FOURTH and any further provisions prescribed in accordance herewith, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the board of directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in stock or otherwise.

    (B)     PREFERRED STOCK

            The board of directors is expressly authorized at any time, and from time to time, subject to the limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of shares of Preferred Stock in one or more series, with such designations, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the board of directors, and as are not stated and expressed in this Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

            (a) the designation of and number of shares constituting that series;

            (b) the dividend rate of that series, the conditions and dates upon which dividends thereon shall be payable, the preference or relation which dividends thereon shall bear to the dividends payable on any other class or classes or of any other series of capital stock, and whether dividends thereon shall be cumulative or non-cumulative;

            (c) whether that series shall have voting rights, full or limited, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

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            (d)  whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

            (e) whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

            (f) whether or not the shares of that series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation, and, if so, the conversion price or prices, or the rates of exchange, and the adjustments thereof, if any, at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange as the board of directors shall determine,

            (g) the extent, if any, to which the holders of the shares of that series shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise,

            (h) the restrictions, if any, on the issue or reissue of any additional Preferred Stock;

            (i) the rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

            (j) any other relative rights, preferences and limitations of that series.

       FIFTH:    The name and mailing address of the incorporator is Guilford W.
Gaylord, 1 Chase Manhattan Plaza. 47th floor, New York, New York 10005.

       SIXTH:    To the fullest extent permitted by the DGCL as it exists on the date hereof or as it may hereafter be amended, a director of the Corporation shall not be liable to

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the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No repeal or modification of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such repeal or modification.

       SEVENTH: The directors shall have power to make, alter or repeal By-Laws, except as may otherwise be provided in the By-Laws.

       EIGHTH:   Elections of directors need not be written ballot, except as may otherwise be provided in the By-Laws.

       NINTH:    The number of directors of the Corporation shall be fixed by, or in the manner provided in, the By-Laws.

       WITNESS my signature this 30th day of December 1992.



                                             /s/ Guilford W. Gaylord
                                             --------------------------------
                                             Guilford W. Gaylord
                                             Sole Incorporator

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